Exhibit 99.1

ShotSpotter Reports Record Third Quarter 2018 Financial Results

NEWARK, CA – November 13, 2018 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial and Operational Highlights

●	Revenues increased 35% to a record of $9.2 million, up from $6.8 million in the third quarter of 2017.
●	Gross profit was 55%, up from 50% from the third quarter of 2017.
●	Net loss totaled $1.4 million, an improvement from the net loss of $1.6 million for the same period in 2017.
●	Adjusted EBITDA(1) totaled $199,000 versus a loss of ($156,000) in the same period of 2017.
●	Added 36 net new “go-live” square miles of coverage during the quarter.
●	Increases 2018 revenue guidance to a range of $34.4 million to $34.6 million, a 45% increase compared to the prior year.
●	Establishes initial 2019 revenue guidance of $45 million to $47 million.

__________________

(1) See the section below titled “Non-GAAP Financial Measures” for more information about adjusted EBITDA.

Management Commentary

“We made excellent progress in our long-term pursuit of serving the needs of law enforcement and municipal customers focused on addressing gun violence with our unique and patent-protected gunshot detection platform. This quarter we successfully increased revenues by 35% to a record $9.2 million and increased gross margin to 55% enabling gross profit to increase 49% from the prior year period. We added three new cities, a college campus, a highway project and expanded coverage in four existing city customers for a total of 36 net new go-live miles,” said Ralph Clark, CEO of ShotSpotter. “We also completed the acquisition of HunchLab, shortly after the quarter close, which we believe is synergistic with our platform, while materially expanding our addressable market. Further, we believe we have significantly increased our potential go-to-market footprint with our reseller arrangement with Verizon. Our focused execution on these and other strategic initiatives only increase our enthusiasm about ShotSpotter’s market relevance and prospects to deliver long-term growth.”

Third Quarter 2018 Financial Results

Revenues for the third quarter of 2018 increased 35% to a record $9.2 million from $6.8 million for the same period in 2017. The increase in revenues was due to growth in the number of miles covered, which was driven by expanded deployments for current customers as well as the addition of new customers.

Gross profit for the third quarter of 2018 was $5.0 million (55% of revenues), a 49% increase from $3.4 million (50% of revenues) for the same period in 2017. Third quarter 2018 gross margin was negatively impacted by the write-off of remaining inventory related to the company’s exit of the indoor sensor business. Excluding these impairment costs, third quarter 2018 gross margin would have been approximately 58%.

Total operating expenses for the third quarter of 2018 increased 58% to $6.6 million from $4.2 million for the same period last year. The increase in operating expenses was due primarily to the company settling a lawsuit and expenses related to the acquisition of HunchLab, as well as the company’s higher headcount, particularly in sales and marketing.

Net loss totaled $1.4 million, or ($0.13) per share (based on 10.8 million basic and diluted weighted average shares outstanding) compared to a net loss of $1.6 million, or ($0.17) per share (based on 9.6 million basic and diluted weighted average shares outstanding), for the same period in 2017. The loss in the third quarter of 2018 reflects the additional costs primarily associated with settling a lawsuit and expenses related to the acquisition of HunchLab.

Adjusted EBITDA (Earnings before interest, taxes, depreciation, amortization and stock-based compensation) for the third quarter of 2018 was $199,000 compared to an adjusted EBITDA loss of ($156,000) in the same period last year.

As of September 30, 2018, the company had cash, cash equivalents and restricted cash of $16.4 million, up from $14.9 million at the end of the second quarter of 2018 due to adding $3.4 million in cash flow from operations. During the third quarter of 2018, the company entered into a $10 million line of credit agreement but has not drawn on the line. As of September 30, 2018, the company remained debt free.

Financial Outlook

For the full year of 2018, the company is increasing its full year revenue outlook to a range of $34.4 million to $34.6 million.  Additionally, the company continues to expect to achieve GAAP profitability by the fourth quarter of 2018.

The company is establishing initial 2019 revenue outlook of $45 million to $47 million.

The company’s financial outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today, November 13, 2018 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, November 13, 2018

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in: 1-877-451-6152

International dial-in: +1-201-389-0879

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day through December 13, 2018.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: +1-412-317-6671

Replay ID: 13684056

Non-GAAP Financial Measures

Adjusted EBITDA: ShotSpotter discloses the following non-GAAP financial measure in this release and the earnings call referencing this press release: Adjusted EBITDA, which represents the company’s net loss before interest (expense) income, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted EBITDA also provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense because that expense often varies for reasons that are generally unrelated to financial and operational performance in any particular period.  Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period.

Adjusted EBITDA is not a measure calculated in accordance with GAAP. Accordingly, use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of ShotSpotter’s financial results as reported under GAAP. Some of these limitations are: (1) adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and (2) other companies, including companies in our industry, may calculate adjusted EBITDA or similarly titled measures differently, which reduces the usefulness of the metric as a comparative measure. Because of these and other limitations, you should consider adjusted EBITDA alongside our GAAP-based financial performance measures, in particular net loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP measure, for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
GAAP net loss	$(1,441)	$(1,611)	$(3,027)	$(7,477)
Less:
Interest (income) expense	(23)	358	(72)	1,167
Income taxes	(76)	—	(32)	—
Depreciation and amortization	991	866	2,766	2,274
Stock-based compensation expense	748	231	1,823	306
Adjusted EBITDA	$199	$(156)	$1,458	$(3,730)

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s overall business, total addressable market, international expansion, expectations regarding future sales and expenses, and revenue expectations and guidance for 2018 and 2019. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included including the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter Inc.

ShotSpotter (NASDAQ: SSTI) provides precision-policing solutions for law enforcement to help deter gun violence and make cities, campuses and facilities safer. The company’s flagship product, ShotSpotter® Flex™, is the leading gunshot detection, location and forensic system trusted by more than 90 cities. ShotSpotter® Missions™ (formerly HunchLab) uses artificial intelligence-driven analysis to help strategically plan patrol missions and tactics for maximum crime deterrence.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Liolios Group, Inc.

+1 (949) 574-3860

SSTI@liolios.com

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$9,211	$6,846	$25,045	$17,244
Costs
Cost of revenues	3,898	2,791	10,795	8,154
Impairment of property and equipment	271	666	632	666
Total costs	4,169	3,457	11,427	8,820
Gross profit	5,042	3,389	13,618	8,424

Operating expenses
Sales and marketing	2,453	1,792	6,202	4,269
Research and development	1,196	1,063	3,687	3,024
General and administrative	2,912	1,305	6,764	3,206
Total operating expenses	6,561	4,160	16,653	10,499
Operating loss	(1,519)	(771)	(3,035)	(2,075)
Other income (expense), net
Remeasurement of convertible preferred stock warrant liability	—	—	—	(3,725)
Loss on early extinguishment of debt	—	(479)	—	(479)
Interest income (expense), net	23	(358)	72	(1,167)
Other expense, net	(21)	(3)	(96)	(31)
Total other income (expense), net	2	(840)	(24)	(5,402)
Loss before income taxes	(1,517)	(1,611)	(3,059)	(7,477)
Provision (benefit) for income taxes	(76)	—	(32)	—
Net loss	$(1,441)	$(1,611)	$(3,027)	$(7,477)
Net loss per share, basic and diluted	$(0.13)	$(0.17)	$(0.29)	$(1.49)
Weighted average shares used in computing net loss per share, basic and diluted	10,780,996	9,619,659	10,481,901	5,016,825

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$16,348	$19,567
Accounts receivable and unbilled revenue	7,400	3,928
Prepaid expenses and other current assets	1,598	839
Restricted cash	60	30
Total current assets	25,406	24,364
Property and equipment, net	15,668	11,596
Intangible assets, net	91	95
Other assets	2,079	143
Total assets	$43,244	$36,198
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,342	$1,627
Deferred revenue, short-term	19,170	15,780
Accrued expenses and other current liabilities	4,691	3,815
Total current liabilities	26,203	21,222
Deferred revenue, long-term	1,177	2,710
Other liabilities	85	104
Total liabilities	27,465	24,036
Stockholders' equity:
Common stock	54	48
Additional paid-in capital	113,458	109,708
Accumulated deficit	(97,598)	(97,595)
Accumulated other comprehensive income (loss)	(135)	1
Total stockholders' equity	15,779	12,162
Total liabilities and stockholders' equity	$43,244	$36,198

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(3,027)	$(7,477)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,766	2,274
Impairment of property and equipment	632	666
Stock-based compensation	1,823	306
Amortization of debt issuance costs	—	132
Remeasurement of convertible preferred stock warrant liability	—	3,725
Loss on early debt extinguishment of debt	—	479
Provision for doubtful account	—	140
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	(3,472)	(3,735)
Prepaid expenses and other assets	(891)	(263)
Accounts payable	715	429
Accrued expenses and other current liabilities	860	486
Deferred revenue	3,109	4,398
Net cash provided by operating activities	2,515	1,560
Cash flows from investing activities:
Purchase of property and equipment	(7,426)	(4,547)
Investment in intangible and other assets	(36)	(55)
Net cash used in investing activities	(7,462)	(4,602)
Cash flows from financing activities:
Proceeds from initial public offering, net of commissions and discounts	—	32,426
Proceeds from notes payable	—	1,500
Repayment of notes payable	—	(13,500)
Repayment of debt issuance costs	—	(30)
Payment of line of credit costs	(10)	—
Payment of debt extinguishment costs	—	(149)
Payment of offering costs	—	(1,858)
Proceeds from exercise of stock options	523	41
Proceeds from exercise of warrants	988	—
Proceeds from employee stock purchase plan	421	—
Net cash provided by financing activities	1,922	18,430
Increase (decrease) in cash, cash equivalents and restricted cash	(3,025)	15,388
Effect of exchange rate on cash and cash equivalents	(164)	2
Cash, cash equivalents and restricted cash at beginning of year	19,597	3,895
Cash, cash equivalents and restricted cash at end of period	$16,408	$19,285